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                                                                    EXHIBIT 12.1


                           TransTexas Gas Corporation
                       Ratio of Earnings to Fixed Charges
                            (in thousands of dollars)


                                                                                                   Six Months
                                                                                                      Ended     Year Ended
                                                                 Year Ended January 31,             January 31,   July 31,
                                                   ----------------------------------------------   ---------    ---------
                                                      2000       1999          1998        1997       1996         1995
                                                   ----------  ---------    ---------   ---------   ---------    ---------
Income (loss) before income taxes                  $   2,825   $(485,473)   $ 461,913   $  95,816   $  (1,188)   $ (14,307)
Add:
    Interest expense, net of amounts capitalized      38,526      79,921       80,580      97,007      43,370       68,508
    Portion of rental expense representative
      of an interest factor                            1,046         881        1,057         686         337          530
                                                   ---------   ---------    ---------   ---------   ---------    ---------
        Earnings (A)                               $  42,397   $(404,671)   $ 543,550   $ 193,509   $  42,519    $  54,731
                                                   =========   =========    =========   =========   =========    =========

Fixed charges:
    Total interest                                 $ 42,245 $   89,617 $       97,232   $ 112,895   $  50,751    $  69,391
    Portion of rental expense representative
    of an interest factor                              1,046         881        1,057         686         337          530
                                                   ---------   ---------    ---------   ---------   ---------    ---------
        Fixed charges (B)                          $  42,291   $  90,498    $  98,289   $ 113,581   $  51,088    $  69,921
                                                   =========   =========    =========   =========   =========    =========

Ratio of earnings to fixed charges (A / B)               1.0          --          5.5         1.7          --           --
                                                   =========   =========    =========   =========   =========    =========

Earnings inadequate to cover fixed charges         $      --   $ 495,169    $      --   $      --   $   8,569    $  15,190
                                                   =========   =========    =========   =========   =========    =========